Pacific Select Fund NSAR 12-31-13
Exhibit 77H


Changes in Control of Registrant for Tactical Strategy Portfolio:

On December 10, 2013, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Tactical Strategy Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Tactical Strategy Portfolio	     	12/5/13 	        >25%
					12/10/13   and after    <25%


Changes in Control of Registrant for Tactical International Portfolio:

On December 10, 2013, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Tactical International Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Tactical International Portfolio	12/5/13 	        >25%
					12/10/13   and after    <25%